Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 1, 2013, Rosetta Stone Ltd., a wholly-owned subsidiary of Rosetta Stone Inc. (Rosetta Stone), entered into an Agreement and Plan of Merger (the “Agreement”) with Liberty Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Rosetta Stone (the “Subsidiary”), Livemocha, Inc., a Delaware corporation (“Livemocha”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as agent for the stockholders of Livemocha.  Pursuant to the Agreement, Rosetta Stone Ltd. agreed to acquire all of the outstanding shares of Livemocha for approximately $8.5 million (the “Purchase Price”) through the merger of Livemocha with and into the Subsidiary, upon which time, the separate corporate existence of the Subsidiary would cease and Livemocha would continue as the surviving corporation and become a wholly-owned subsidiary of Rosetta Stone (the “Merger”).

The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed Merger. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2013 gives effect to the Merger as if it had occurred on March 31, 2013. The unaudited pro forma condensed consolidated balance sheet is derived from the unaudited historical financial statements of Rosetta Stone and Livemocha as of March 31, 2013. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012 and the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2013 gives effect to the Merger as if it had occurred on January 1, 2012. The unaudited pro forma condensed consolidated statement of operations is derived from the audited historical financial statements of Rosetta Stone and Livemocha as of and for the year ended December 31, 2012 and the unaudited, historical financial statements of Rosetta Stone and Livemocha as of and for the three months ended March 31, 2013.

The Merger was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 2 to the unaudited pro forma condensed consolidated financial statements, is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the Merger, based on their estimated fair values as of the effective date of the Merger. The preliminary allocation of the purchase price was based upon management’s preliminary valuation of the fair value of tangible assets acquired and liabilities assumed and such estimates and assumptions are subject to change. The areas of the purchase price allocation that are not yet finalized relate primarily to definite lived intangible assets, deferred income taxes and deferred revenue.

The unaudited pro forma condensed consolidated financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from the integration of the companies, as management is in the process of assessing what, if any, future actions are necessary. The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Rosetta Stone that would have been reported had the acquisition been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical audited and unaudited consolidated financial statements and related notes of Rosetta Stone, the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in Rosetta Stone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 7, 2013, and Rosetta Stone’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 8, 2013, the audited historical financial statements and related notes of Livemocha as of December 31, 2012 and for the year then ended and the unaudited historical financial statements and related notes of Livemocha as of March 31, 2013 and the three months ended March 31, 2013 and 2012, which are attached as Exhibit 99.1 and Exhibit 99.2, respectively, to this Form 8-K/A.

ROSETTA STONE INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2013

(in thousands, except per share amounts)

	Rosetta Stone Inc.	Livemocha Inc.	Pro forma Adjustments	Note	Proforma Rosetta Stone Inc.
Assets
Current assets:
Cash and cash equivalents	$139,311	$208	$(8,371)	a	$131,148
Restricted cash	41	—	—		41
Accounts receivable, net	38,783	558	—		39,341
Inventory	7,267	—	—		7,267
Prepaid expenses and other current assets	7,722	90	—		7,812
Income tax receivable	670	—	—		670
Deferred income taxes	75	—	—		75
Total current assets	193,869	856	(8,371)		186,354

Property and equipment, net	17,099	35	—		17,134
Goodwill	34,868	—	4,618	d	39,486
Intangible assets, net	10,815	—	5,500	c	16,315
Deferred income taxes	250	—	—		250
Other assets	1,389	30	—		1,419
Total assets	$258,290	$921	$1,747		$260,958

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,770	$557	$—		$6,327
Accrued compensation	10,325	807	(535)	a	10,597
Other current liabilities	31,284	1,334	(1,334)	a	31,284
Current portion of notes payable		1,345	(1,345)	a	—
Deferred income taxes	—	—	211	e	211
Deferred revenue	55,929	1,609	(1,009)	b	56,529
Total current liabilities	103,308	5,652	(4,012)		104,948

Deferred revenue	3,934	—	—		3,934
Deferred income taxes	8,697	—	1,028	e	9,725
Other long-term liabilities	911	—	—		911
Notes payable, net of current portion	—	1,604	(1,604)	a	—
Total liabilities	116,850	7,256	(4,588)		119,518

Stockholders’ equity:
Preferred stock	—	18,837	(18,837)	f	—
Non-designated common stock	2	1	(1)	f	2
Preferred stock warrants	—	9	(9)	f	—
Additional paid-in capital	162,711	430	(430)	f	162,711
Accumulated loss	(21,449)	(25,612)	25,612	f	(21,449)
Accumulated other comprehensive income	176	—	—		176
Total stockholders’ equity	141,440	(6,335)	6,335		141,440
Total liabilities and stockholders’ equity	$258,290	$921	$1,747		$260,958

See notes to unaudited pro forma condensed consolidated financial statements

ROSETTA STONE INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2013

(in thousands, except per share amounts)

	Rosetta Stone Inc.	LiveMocha Inc.	Pro forma Adjustments	Note	Pro Forma Rosetta Stone Inc.
Revenue:
Product	$37,592	$—	$—		$37,592
Subscription and service	26,332	845	—	g	27,177
Total revenue	63,924	845	—		64,769

Cost of revenue:
Cost of product revenue	6,940	—	—		6,940
Cost of subscription and service revenue	3,324	406	170	h	3,900
Total cost of revenue	10,264	406	170		10,840

Gross profit	53,660	439	(170)		53,929

Operating expenses
Sales and marketing	37,060	415	181	h	37,656
Research and development	7,357	1,113	—		8,470
General and administrative	12,588	884	—		13,472
Lease Abandonment	793	—	—		793
Transaction expense		1,000	—		1,000
Total operating expenses	57,798	3,412	181		61,391

Loss from operations	(4,138)	(2,973)	(351)		(7,462)

Other income and (expense):
Interest income	41	—	—		41
Interest expense	(45)	(406)	—		(451)
Other income (expense)	419	31	—		450
Total other income (expense)	415	(375)	—		40

Net loss before income taxes	(3,723)	(3,348)	(351)		(7,422)
Income tax provision (benefit)	977	16	—		993

Net loss	$(4,700)	$(3,364)	$(351)		$(8,415)

Net loss per share:
Basic	$(0.22)				$(0.39)
Diluted	$(0.22)				$(0.39)

Common shares and equivalents outstanding:
Basic weighted average shares	21,360				21,360
Diluted weighted average shares	21,360				21,360

See notes to unaudited pro forma condensed consolidated financial statements

ROSETTA STONE INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(in thousands, except per share amounts)

	Rosetta Stone Inc.	LiveMocha Inc.	Pro forma Adjustments	Note	Pro Forma Rosetta Stone Inc.
Revenue:
Product	$180,919	$—	$—		$180,919
Subscription and service	92,322	3,898	(1,011)	g	95,209
Total revenue	273,241	3,898	(1,011)		276,128

Cost of revenue:
Cost of product revenue	33,684	—	—		33,684
Cost of subscription and service revenue	15,226	1,513	680	h	17,419
Total cost of revenue	48,910	1,513	680		51,103

Gross profit	224,331	2,385	(1,691)		225,025

Operating expenses
Sales and marketing	151,646	1,632	735	h	154,013
Research and development	23,453	3,480	—		26,933
General and administrative	55,262	2,119	—		57,381
Lease Abandonment	—	—	—		—
Total operating expenses	230,361	7,231	735		238,327

Loss from operations	(6,030)	(4,846)	(2,426)		(13,302)

Other income and (expense):
Interest income	187	—	—		187
Interest expense	—	(134)	—		(134)
Other income (expense)	3	1	—		4
Total other income (expense)	190	(133)	—		57

Net loss before income taxes	(5,840)	(4,979)	(2,426)		(13,245)
Income tax provision (benefit)	29,991	(4)	(1,239)	i	28,748

Net loss	$(35,831)	$(4,975)	$(1,187)		$(41,993)

Net loss per share:
Basic	$(1.70)				$(2.00)
Diluted	$(1.70)				$(2.00)

Common shares and equivalents outstanding:
Basic weighted average shares	21,045				21,045
Diluted weighted average shares	21,045				21,045

See notes to unaudited pro forma condensed consolidated financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial statements have been prepared by Rosetta Stone Inc. (“Rosetta Stone” or the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission for the purposes of inclusion in Rosetta Stone’s amended Form 8-K prepared and filed in connection with the Merger.

Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures provided herein are adequate to make the information presented not misleading.

The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed Merger. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2013 gives effect to the Merger as if it had occurred on March 31, 2013. The unaudited pro forma condensed consolidated balance sheet is derived from the unaudited historical financial statements of Rosetta Stone and Livemocha as of March 31, 2013. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012 and the unaudited consolidated statement of operations for the three months ended March 31, 2013 gives effect to the Merger as if it had occurred on January 1, 2012. The unaudited pro forma condensed consolidated statement of operations is derived from the audited historical financial statements of Rosetta Stone and Livemocha as of and for the year ended December 31, 2012 and the unaudited historical financial statements of Rosetta Stone and Livemocha as of and for the three months ended March 31, 2013.

The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and do not purport to be indicative of the Company’s consolidated financial position or consolidated results of operations which would actually have been obtained had such transactions been completed as of the date or for the periods presented, or of the consolidated financial position or consolidated results of operations that may be obtained in the future.

Note 2. Purchase Price Allocation

On April 1, 2013, Rosetta Stone completed the Merger. The unaudited pro forma consolidated financial statements have been prepared to give effect to the completed Merger, which was accounted for under the acquisition method of accounting. Livemocha provides language-learning solutions by fusing traditional learning methods with online practice with native speakers from around the world. Livemocha has developed a tool set that includes flexible online skills-based learning; has content creation tools designed to leverage the cumulative knowledge of more than 1 million teachers, linguists, and polyglots. The aggregate amount of the consideration paid by Rosetta Stone upon the Merger was $8.4 million in cash, calculated as the Purchase Price of $8.5 million reduced by a working capital adjustment of $0.1 million.

Under the acquisition method of accounting, the total estimated purchase price is allocated to Livemocha’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of April 1, 2013, the effective date of the Merger.

Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as described in the introduction to these unaudited pro forma consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$208
Accounts receivable	558
Prepaid expenses	90
Property and equipment	35
Other assets	30
Accounts payable and accrued liabilities	(557)
Accrued compensation	(272)
Deferred revenue	(600)
Deferred tax liabilities, net	(1,239)
Net tangible liabilities assumed acquired	(1,747)
Definite-lived intangible assets acquired	5,500
Goodwill	4,618
Total estimated purchase price	$8,371

Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate material adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.

Of the total estimated purchase price, $(1.5) million has been allocated to net tangible liabilities assumed acquired, and $5.5 million has been allocated to definite-lived intangible assets acquired. Definite-lived intangible assets consist of the value assigned to Livemocha’s developed technology of $3.4 million, enterprise customer relationships of $0.1 million, online community of $1.8 million and the trade name of $0.2 million. The definite-lived intangible assets will be amortized over their respective useful lives. Developed technology, community and tradename definite-lived intangible assets will be amortized on a straight-line basis over the assigned useful lives of five years, three years, and two years, respectively. The enterprise customer relationships will be amortized using an accelerated amortization methodology based on historical customer attrition. The amortization expense associated with these definite-lived intangible assets is not deductible for tax purposes.

The definite-lived intangible assets acquired will result in approximately the following annual amortization expense (in thousands):

2013	$1,061
2014	1,406
2015	1,322
2016	841
2017	700
Thereafter	170
$5,500

Of the total estimated purchase price, approximately $4.6 million has been allocated to goodwill and is not deductible for tax purposes. Goodwill represents factors including expected synergies from combining operations and is the excess of the purchase price of an acquired business over the fair value of the net tangible liabilities assumed and intangible assets acquired. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment arise). In the event that management determines that the goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

Note 3. Pro Forma Adjustments

Pro forma adjustments are made to reflect the estimated purchase price, to adjust amounts related to Livemocha’s net tangible liabilities and intangible assets to a preliminary estimate of the fair values of those assets and liabilities, to reflect the amortization expense related to the intangible assets and to reflect the reduction to revenue resulting from the recognition of acquired deferred revenue at fair value.

The specific pro forma adjustments included in the unaudited pro forma consolidated financial statements are as follows:

a)

To reflect cash payments made to Livemocha shareholders ($3.6 million), lenders ($3.3 million), creditors for transaction expenses ($1.0 million) and Livemocha personnel ($0.5 million) in connection with the Merger.

b)	Adjustments to reflect the assets acquired and liabilities assumed in connection with the Merger at fair value.

c)

To reflect the fair value of the developed technology, which is $3.4 million; the fair value of enterprise customer relationships, which is $0.1 million; the fair value of online community, which is $1.8 million; and the fair value of the trade name, which is $0.2 million acquired in the Merger.

d)	To reflect the fair value of the goodwill based upon the purchase price less the fair value of net tangible and intangible assets acquired as a result of the Merger.

e)

To reflect net deferred tax liabilities associated with the book/tax differences on acquired intangible assets and deferred revenue, offset by deferred tax assets associated with acquired net operating loss carryforwards, as a result of the Merger.

f)	To eliminate Livemocha’s preferred stock, common stock, additional paid in capital, warrants and accumulated deficit in connection with the Merger.

g)	To reflect reduction to revenue as a result of recognizing acquired deferred revenue at fair value.

h)	To reflect the amortization of intangible assets arising from the Merger.

i)

To reflect the effect of the Merger on the provision (benefit) for income taxes. Rosetta Stone will release a portion of its deferred tax asset valuation allowance equal to the amount of the net deferred tax liability recognized at the time of the Merger.

The unaudited pro forma consolidated financial statements do not include adjustments for liabilities related to business integration activities for the Merger as management is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for costs associated with business integration activities for the Merger and such liabilities will be expensed as incurred in the Company’s consolidated financial statements.

Rosetta Stone has not identified any material pre-Merger contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.

Note 4. Pro Forma Net Loss Per Common Share

The pro forma basic and diluted net loss per common share is based on the weighted average number of common shares of Rosetta Stone’s common stock outstanding during the period. No shares of common stock were issued as consideration in the Merger. The diluted weighted average number of common shares does not include outstanding stock options as their inclusion would be anti-dilutive.